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Exhibit 99.1

Contacts:

  Caremark Rx, Inc.
  Investor Relations
  Pete Clemens, 205/733-8996
  or
  Gavin Anderson & Company
  Media Relations
  Gerard Carney, 212/515-1941

CAREMARK TO REDEEM ITS CONVERTIBLE SUBORDINATED DEBENTURES
RECEIVES CREDIT FACILITY AMENDMENT ON STOCK REPURCHASES

Birmingham, AL—September 13, 2002—Caremark Rx, Inc. (NYSE: CMX), today announced that it intends to redeem all of its outstanding 7% convertible subordinated debentures due 2029, which are held by Caremark Rx Capital Trust I. The redemption date will be October 15, 2002. Upon this redemption, the trust will be required to redeem on the same date all of its outstanding 7% shared preference redeemable preferred securities, $50 liquidation amount per security, and its common securities. The redemption price for each trust security, $50 liquidation amount per security, will be $52 plus accrued and unpaid distributions to the redemption date.

The holders of the trust securities may elect to convert their trust securities into shares of common stock of the Company at any time prior to 5:00 p.m., New York City time, on October 11, 2002. Trust securities validly submitted for conversion will be converted into shares of common stock at the current conversion rate of 6.7125 shares of common stock per trust security (which is equivalent to a conversion price of $7.4488 per share of common stock). Fractional shares will be paid in cash.

The Company will pay an aggregate redemption price of $208 million to redeem all of the outstanding debentures. If all holders of outstanding trust securities elect to convert their trust securities, the Company will issue an aggregate of 26.9 million shares of its common stock. These shares are already reflected in the Company's outstanding shares for purposes of calculating its earnings per share.

Caremark Rx, Inc. also announced that it recently amended its credit facility to permit repurchases of its common stock in an amount not to exceed $150 million. Prior to the amendment, the credit facility limited stock repurchases to an aggregate of $150 million, not to exceed $50 million in any year. The $50 million annual limitation was removed in the amendment.

"The conversion further strengthens our balance sheet and enhances our cash flow in the future while the amendment to the credit agreement gives us more flexibility to deploy our cash as we move into 2003," stated Mac Crawford, Chairman of the Board and Chief Executive Officer of Caremark Rx, Inc.

About Caremark Rx, Inc.

Caremark is a leading pharmaceutical services company providing comprehensive drug benefit services to over 1,200 health plan sponsors and holding contracts to serve approximately 24 million participants throughout the U.S. Caremark's clients include managed care organizations, insurance companies, corporate health plans, unions, government agencies, and other funded benefit plans. The company operates a national retail pharmacy network with over 55,000 participating pharmacies, three state-of-the-art mail service pharmacies, the industry's only FDA-regulated repackaging plant and 21 specialized therapeutic mail service pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders. Additional information about Caremark Rx is available on the World Wide Web at www.caremarkrx.com.

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  Exhibit 99.1